Exhibit 99.(a)(x)

SUNAMERICA SPECIALTY SERIES (the “Trust”)
Amended and Restated
Schedule A
to the
Declaration of Trust

WHEREAS, the Board of Trustees (“Trustees”) of the Trust have established a trust for the investment and reinvestment of funds contributed thereto;

WHEREAS, the Trustees divided the beneficial interest in the trust assets into transferable shares of beneficial interest and divided such shares of beneficial interest into separate Series; and

WHEREAS, the Trustees desire to rename the SunAmerica Alternative Strategies Fund to the “SunAmerica Commodity Strategy Fund.”

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article III, Section 6 of the Declaration of Trust, hereby amend and restate Schedule A of the Declaration of Trust as follows:

Series	Classes

2020 High Watermark Fund	Class A Class C Class I

2025 High Watermark Fund	Class A Class C Class I

SunAmerica Commodity Strategy Fund	Class A Class C Class W

SunAmerica Global Trends Fund	Class A Class C Class W

SunAmerica Focused Alpha Growth Fund	Class A Class C Class W

SunAmerica Focused Alpha Large-Cap Fund	Class A Class C Class W

SunAmerica Income Explorer Fund	Class A Class C Class W

SunAmerica Small-Cap Fund	Class A Class C Class W

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 21st day of September, 2015.

/s/ Richard W. Grant	/s/ Judith L. Craven
Richard W. Grant, as Trustee	Judith L. Craven, as Trustee

/s/ William F. Devin	/s/ Stephen J. Gutman
William F. Devin, as Trustee	Stephen J. Gutman, as Trustee

/s/ William J. Shea	/s/ Peter A. Harbeck
William J. Shea, as Trustee	Peter A. Harbeck, as Trustee